Poly Appoints Industry Veteran as New Chief Revenue Officer
in Charge of Global Sales

SANTA CRUZ, Calif. - January 21, 2020 - Plantronics, Inc. (“Poly” - formerly Plantronics and Polycom) (NYSE: PLT), a global communications company that powers meaningful human connection and collaboration, today announced the appointment of Carl Wiese as executive vice president, chief revenue officer, executive vice president, global head of sales, effective immediately. Wiese brings more than 30 years of experience in sales, marketing, services, and product management for enterprise technology leaders.
"Carl is an accomplished leader with experience driving sales and disruption,” said Joe Burton, chief executive officer, Poly. “Carl’s industry knowledge combined with Poly’s product leadership are a winning combination."
Wiese comes to Poly following a role as the president of global sales and service for BlackBerry Limited where he was hired to transform the company from a device business to one of the most respected cyber security companies. While at Blackberry, Wiese was responsible for leading the company’s enterprise software business.
Prior to his role at Blackberry, Wiese has also held executive positions at Apple, Avaya, Cisco, Lucent Technologies Inc., and Texas Instruments.
“Poly represents a unique value proposition in unified communications with unmatched audio expertise, powerful video and conferencing capabilities, and seamless collaboration across multivendor environments,” said Wiese. “I look forward to continuing the company’s commitment to providing world-class service and solutions to its partners and customers for every kind of workspace.”
Wiese will report to chief executive officer, Joe Burton, and will serve on the company’s senior leadership team.
Wiese is the co-author of “The Collaboration Imperative: Executive Strategies for Unlocking Your Organization’s True Potential” and serves as a board advisor to multiple organizations, including his alma mater, Oklahoma State University.

About Poly
Plantronics, Inc. (“Poly” - formerly Plantronics and Polycom) (NYSE: PLT) is a global communications company that powers meaningful human connection and collaboration. Poly combines legendary audio expertise and powerful video and conferencing capabilities to overcome the distractions, complexity and distance that make communication in and out of the workplace challenging. Poly believes in solutions that make life easier when they work together and with our partners’ services. Our headsets, software, desk phones, audio and video conferencing, analytics and services are used worldwide and are a leading choice for every kind of workspace. For more information, please visit: www.poly.com.

Poly, the propeller design, and the Poly logo are trademarks of Plantronics, Inc. All other trademarks are the property of their respective owners.
Poly Media Contact:
Shannon Shamoon
PR Manager

+1 (831) 201-9142
Shannon.Shamoon@poly.com